DAVID L. NEALE
LEVENE, NEALE, BENDER & RANKIN L.L.P.
1801 Avenue of the Stars
Suite 1120
Los Angeles, CA 90067
Telephone:  (310) 229-1234

ANTHONY A. ZMAILA (SBN 2319)
KUMMER, KAEMPFER, BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, NV 89109
Telephone:  (702) 792-7000

Attorneys for Debtors and Debtors in Possession


                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF NEVADA


In re                                  )     Case Nos. BK-S-98-27619-RCJ
                                       )           and BK-S-98-27620-RCJ
BRANSON SIGNATURE  RESORTS,            )
INC., a Nevada  corporation;           )     CHAPTER 11
ADVANCED GAMING TECHNOLOGY,            )
INC., a Wyoming corporation,           )     DEBTORS' FIRST AMENDED JOINT PLAN
                                       )     OF REORGANIZATION, AS MODIFIED
       Debtors.                        )
                                       )
X  Affects Both Debtors                )     Date:    June 29, 1999
   Affects BSR Only                    )     Time:    3:30 p.m.
   Affects AGT Only                    )     Place:   Foley Federal Bldg.
                                                      300 Las Vegas Blvd.
                                                      Las Vegas, NV

     Branson Signature Resorts, Inc., a Nevada corporation, and Advanced Gaming Technology, Inc., a Wyoming corporation, debtors and debtors in possession in the above-captioned Chapter 11 case, propose this First Amended Joint Plan of Reorganization pursuant to 11 U.S.C. section 1121, and request confirmation thereof pursuant to 11 U.S.C. section 1129:

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

A.       Definitions

     In addition to such other terms as may be defined in other sections of this First Amended Joint Plan of Reorganization, the following terms have the following meanings:

     1."Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Code and referred to in
Section 507(a)(l) of the Code, including, without limitation, the actual, necessary costs and expenses of preserving the estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Cases, obligations for goods and services procured after the commencement of the Cases, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Code, and all fees and charges assessed against the Estates under Chapter 123 of Title 23, United States Code.

     2."Allowed Administrative Claim" means an Administrative Claim against the Debtors, request for payment of which has been allowed by a Final Order.

     3."AGT" means Advanced Gaming Technology, Inc., as debtor or debtor in possession in case number BK-S-98-27620-RCJ pending before the Honorable Robert
C. Jones, United States Bankruptcy Judge for the District of Nevada.

     4."Allowed Claim" or "Allowed Interest" means a Claim against or Interest in one of the Debtors: (a) which appears on the Schedules filed by the Debtors pursuant to Bankruptcy Rule 1007 and which is not listed as disputed, contingent, or unliquidated; (b) proof of which was timely filed with the Court and as to which no objection has been filed; (c) which has otherwise been allowed by Final Order; or (d) which the Plan otherwise allows.

     5."Assets" means all property of the Estates within the meaning of Section 541 of the Bankruptcy Code.

     6."Bankruptcy Code" or "Code" means the Bankruptcy Code, as codified in Title ll of the United States Code, 11 U.S.C. sections 101 et seq., including all amendments thereto to the extent such amendments are applicable to the Cases.

     7."Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, in effect on the Petition Date, including all amendments applicable to the Case.

     8."Branson Property" means the 178 acres of undeveloped property in Stone County, Missouri owned by AGT.

     9."BSR" means Branson Signature Resorts, Inc., as debtor or debtor in possession in case number BK-S-98-27619-RCJ pending before the Honorable Robert
C. Jones, United States Bankruptcy Judge for the District of Nevada.

     10."Business Day" means any day other than a Saturday, Sunday, or "legal holiday" as defined in Bankruptcy Rule 9006(a).

     11."Cases" means these jointly administered cases under Chapter 11 of the Bankruptcy Code that were commenced or about August 26, 1998 by the filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code by the Debtors.

     12."Claim" means any right to or demand for payment from the Debtors that arose prior to the Confirmation Date, whether or not such right or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or any right to equitable remedies for breach of performance, if such breach gives rise to a right to payment, whether or not such right is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

     13."Class" means one of the classes of Claims or Interests established under this Plan pursuant to Section 1122 of the Bankruptcy Code.

     14."Confirmation" means the entry of an order by Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     15."Confirmation Date" means the date of entry of the Confirmation Order.

     16."Confirmation Order" means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     17."Court" means the United States Bankruptcy Court for the District of Nevada, Southern Division or such other court or tribunal as may have jurisdiction over the Cases or any proceeding arising in or relating to the Cases.

     18."Creditor" means any person or entity that has a Claim against the Debtors, including a Claim of a kind specified in Sections 502(g), (h) or (i) of the Code.

     19."Debtors" means AGT and BSR, colletively, whether as debtors or debtors in possession herein.

     20."Disclosure Statement" means the "First Amended Disclosure Statement in Support of Debtors' First Amended Joint Plan of Reorganization" which was approved by the Court, including any amendments or modifications thereto. A copy of the Disclosure Statement is being distributed concurrently to holders of Claims and Interests entitled to vote on the Plan.

     21."Disputed Claim" or "Disputed Interest" means any Claim or Interest (a) not scheduled by the Debtors in their Schedules of Assets and Liabilities; or
(b) scheduled by the Debtors in their Schedules of Assets and Liabilities as disputed, contingent or unliquidated; or (c) as to which an objection has been filed and which objection (i) has not been withdrawn, or (ii) has not been resolved by a Final Order.

     22."Effective Date" means the first Business Day at least thirty (30) days after the Confirmation Date on which no stay of the Confirmation Order is in effect.

     23."Estates" means the estates created in the Cases pursuant to Section 541(a) of the Bankruptcy Code.

     24."Final Order" means an order, decree or judgment of the Court, the operation or effect of which has not been reversed, stayed, modified or amended, and as to which order, decree or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has been taken or is pending, or as to which all appeals, review and/or rehearings have been concluded, with no further appeals, reviews or rehearings being legally available.

     25."Insider" means an insider of the Debtors as defined in Section 101(31) of the Bankruptcy Code.

     26."Insider Claim" means a Claim asserted or assertable by any Insider of the Debtors.

     27."Interest" means an equity security of AGT or BSR, including, without limitation, all shares in either entity whether or not transferable or denominated "stock," any and all warrants, rights to purchase, sell or subscribe to any equity security in either AGT or BSR, and any and all convertible notes issued by AGT where the right to convert has been exercised by the holder of such note(s) prior to the Petition Date.

     28."Interest Holder" means the holder of an equity security in AGT or BSR, whether denominated common stock or otherwise.

     29."New AGT Common" means the shares of common stock in the Reorganized Debtor to be issued under the Plan.

     30."Petition Date" means August 26, 1998.

     31."Plan"  means  this  "First  Amended  Joint  Plan  of   Reorganization,"
including any amendments and modifications thereto made prior to or after Confirmation.

     32."Plan Proponents" means the Debtors, collectively.

     33."Priority Claim" means a Claim other than an Administrative Claim or a Tax Claim which, if allowed, would be entitled to priority under Section 507(a) of the Code.

     34."Pro Rata" means, with respect to a particular Class of Claims or Interests, the ratio that the amount of a particular Allowed Claim or Allowed Interest in the Class bears to the total amount of Allowed Claims or Allowed Interests in the Class.

     35."Reorganized Debtor" means the Debtors as reorganized pursuant to the Plan and Confirmation Order on and after the Effective Date.

     36."Schedules" means the Schedules of Assets and Liabilities, as modified or amended, that the Debtors filed or will file with the Court in accordance with Section 521 of the Bankruptcy Code and with Bankruptcy Rule 1007.

     37."Secured Claim" means a Claim secured by a lien on the Property, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Estates' interest in the Property, or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) and, if applicable, Section 1129(b) of the Bankruptcy Code.

     38."Tax Claim" means a Claim entitled to priority under Section 507(a)(8) of the Code.

     39."Unclaimed Property" means any property, including, without limitation, cash or checks, to have been distributed to Creditors or holders of Interests pursuant to the Confirmation Order that is unclaimed as of twelve (12) months after the Effective Date, whether because such property has been returned as undeliverable without a proper forwarding address, or because such property was not mailed or delivered owing to the absence of a proper address to which to mail or deliver such property.

     40."Unsecured Claim" means a Claim, no matter how arising, that is not an Administrative Claim, a Priority Claim, a Tax Claim or a Secured Claim. B. Rules of Construction

     1. The provisions of the Plan shall control over any descriptions of the Plan contained in the Disclosure Statement.

     2. Any term used in the Plan that is not defined in the Plan, either in this Article or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in, and shall be construed in accordance with, the rules of construction under the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     3. Any reference in the Plan to the conformance of a document or agreement with a particular form or with particular terms and conditions means that such document or agreement shall be substantially in such form or substantially on such terms and conditions.

     4. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified, or supplemented as of the Effective Date.

     5. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

     6. Subject to the provisions of any document or agreement entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with federal law, including the Bankruptcy Code and the Bankruptcy Rules, or other applicable law.

                                   ARTICLE II
              TREATMENT OF ADMINISTRATIVE, PRIORITY AND TAX CLAIMS

A.       Bar Date For Filing Administrative Claims

     All requests for payment of an Administrative Claim incurred before the Effective Date, other than applications for final compensation of professional persons employed by order of the Court for services rendered to and for reimbursement of expenses incurred on behalf of the Debtors on or before the Effective Date (excluding any compensation requested by any professional or other entity for making a substantial contribution to the Case), must be filed with the Court no later than ten (10) days prior to the date set for the hearing on Confirmation of the Plan. Any such Claim not filed with the Court by this bar date shall be forever barred, and any holder of a Claim who is required to file a request for payment of such Claim but who does not file such request by this bar date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtor, the Estates, or any of their respective property.

B.       Treatment of Administrative Claims

     1. Subject to the bar date for Administrative Claims described in paragraph A of this Article, except to the extent that the holder of an Allowed Administrative Claim entitled to priority under Section 507(a)(1) of the Bankruptcy Code has agreed to different treatment of such claim, the holder will receive cash equal to the allowed amount of such claim on the Effective Date.

     2. The Debtors will be seeking to fund the future operations of the Reorganized Debtor through loans made after the Petition Date but prior to the Confirmation Date. Those lenders who advance funds to the Debtors during the Cases will have unsecured administrative expense priority claims for the amounts loaned. In lieu of cash on the Effective Date, each holder of an Allowed Administrative Claim will have the opportunity to accept on the Effective Date shares of New AGT Common in satisfaction of his, her or its Allowed Administrative Claim(s).

     3. Fees and costs of those professionals employed by the Debtor by order of the Court for services rendered through and including Confirmation shall be paid following approval by the Court of applications for compensation. Following the Confirmation Date, professionals employed by the Reorganized Debtor shall be paid in accordance with ordinary business terms without the need for any further order of the Court.

C.       Treatment of Allowed Priority Claims

     1. Unless otherwise agreed by the holder thereof, Allowed Claims, if any, entitled to priority pursuant to subsections (a)(2) through (a)(8) of Section 507 of the Bankruptcy Code, shall be paid in cash in full on the Effective Date of the Plan or as soon as practicable thereafter.

D.       Treatment of Allowed Tax Claims

     1. Notwithstanding anything herein to the contrary, the Reorganized Debtor may elect to pay Allowed Claims of governmental units, to the extent entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code, deferred payments over a period not exceeding six (6) years after the date of assessment of such claims in equal quarterly installments of principal and simple interest at the rate of eight percent (8%) per annum, or at such different rate as the Court may find to be more appropriate.

     2. The first quarterly payment to the holder of an Allowed Tax Claim will be made on the latest of (i) the first Business Day following the Effective Date, (ii) the first Business Day following the date on which an order allowing such Tax Claim becomes a Final Order, and (iii) such other time as may be agreed with any holder of such Allowed Tax Claim.

     3. Notwithstanding the foregoing, any Allowed Tax Claim, or any remaining balance thereof, may be paid in full at any time on or after the Effective Date, without premium or penalty.

     4. Except as provided herein, holders of Allowed Tax Claims shall not receive any payment on account of interest accruing on and after the Petition Date on, or penalties with respect to, or arising in connection with, such Claims. Pursuant to Sections 502(i) and 1141(d)(1) of the Bankruptcy Code, Confirmation shall discharge any such Claims and any demands for any such interest or penalties. Holders of Tax Claims shall not assess or attempt to collect such interest or penalties from the Debtors, the Reorganized Debtors, the Estates, or any of their respective property.

E.       Interest and Reserve Pending Allowance of Claims

     1. To the extent the Debtors or any other party in interest objects to the allowance of any of the Claims governed by this Article II, nothing herein shall be deemed to imply or create for the holders of such Claims any entitlement to receive interest upon the allowed amount of any such Claims as a result, inter alia, of the delay in payment of such Claims.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

A.       Purpose of Classification

     Set forth below is the Debtor's classification of various Claims and Interests to be treated under the Plan.

B.       Scope and Method of Classification

     Administrative, Priority and Tax Claims have not been classified and are excluded from the Classes set forth below in accordance with section 1123(a)(1) of the Bankruptcy Code. The Plan classifies a Claim or Interest in a particular Class only to the extent that the Claim or Interest falls within the description of that Class. Thus, the Plan may classify a portion of a particular Claim or Interest in one Class and the remainder of that Claim or Interest in another Class.

C.       Insignificance of Numbers Used in Classification

     The numbers assigned to each Class set forth below are for ease of reference only and have no implication regarding the relative priorities of the various Classes.

D.       Classes

          1. Class 1: The Allowed Secured Claim of Sammy and Vashti Shrum (collectively, "Shrum").

          2. Class 2: The Allowed Secured Claim of SDA List Brokers ("SDA").

          3. Class 3: The Allowed Secured and Unsecured Claims of Dr. Kenneth Landow ("Landow").

          4. Class 4: The Allowed Secured and Unsecured Claims of Daniel Scott ("Scott").

          4. Class 5: To the extent they exist, all Allowed Secured Claims that are not included in any other Class. Each of these Allowed Claims shall be deemed to be a separate sub-Class within this Class.

          5. Class 6A: All Allowed Unsecured Claims against AGT, however arising, that are not included in any other Class.

          6. Class 6B: All Allowed Unsecured Claims against BSR, however arising, that are not included in any other Class.

          7. Class 7: All rights and Allowed Interests of any Interest Holder in AGT.

          8. Class 8: All Allowed Interests in BSR.

                                   ARTICLE IV
                      DESIGNATION AND TREATMENT OF CLASSES

A.       Unimpaired Classes

     1. Class 5 Allowed Secured Claims. The Plan Proponents are not aware of any Allowed Class 5 Secured Claims. If any Class 5 Allowed Secured Claims exist, the Plan Proponents shall either: (a) leave unaltered the legal, equitable, and contractual rights to which such Claim entitles the holder of such Allowed Claim; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default -- (i) cure any such default that occurred before or after the commencement of the Cases, other than a default of a kind specified in section 365(b)(2) of the Code; (ii) reinstate the maturity of such Claim as such maturity existed before such default; (iii) compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) will not otherwise alter the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

B.       Impaired Classes

     1. Class 1 Allowed Secured Claim of Shrum. The Class 1 Allowed Shrum Claim is impaired under the Plan. On the Effective Date, the Allowed Shrum Claim shall be treated as follows:

          a. The Reorganized Debtor shall execute a new promissory note (the "New Shrum Note") in favor of Shrum with an original principal balance of one million seven hundred fifty thousand dollars ($1,750,000). The form of the New Shrum Note shall be subject to the approval of Shrum.

          b. Shrum shall retain his lien upon and security interest in the Branson Property to the same extent and with the same validity and priority as was the case with respect to Shrum's lien and security interest prior to the Petition Date, which lien is in the first position of priority.

          c. The New Shrum Note shall bear interest at the rate of nine percent (9%) per annum.

          d. The Reorganized Debtor shall pay to Shrum on the Effective Date the sum of fifty thousand dollars ($50,000) to reduce the outstanding principal balance of the New Shrum Note to one million seven hundred thousand dollars ($1,700,000). In addition, on the Effective Date, the Reorganized Debtor shall reimburse Shrum for his actual out-of-pocket costs and expenses in the amount of twelve thousand two hundred eighty-four and 93/100 dollars ($12,284.93), plus all costs and expenses which accrue up to and until the Effective Date, provided that such additional costs and expenses do not exceed the sum of six thousand dollars ($6,000).

          e. For the next six (6) months following the Effective Date, the Reorganized Debtor shall pay to Shrum on a monthly basis the sum of five thousand dollars ($5,000), which sum shall be applied to the interest accruing on the New Shrum Note. Full monthly payments of principal and interest on the New Shrum Note, the amount of which shall be computed after the addition as principal of the interest which has accrued but has not been paid since the Effective Date, estimated at this time to be approximately thirty five thousand, eight hundred eighty-five dollars ($35,885), will commence upon the first business day of the seventh (7th) calendar month following the Effective Date. Thereafter, monthly payments of principal and interest shall continue to be made by the Debtor on the basis of a ten (10) year amortization schedule. The entire amount of unpaid principal and any accrued but unpaid interest on the New Shrum Note shall be fully due and payable on the seventh (7th) anniversary of the Effective Date.

          f. Upon default of any payment, a penalty of two hundred fifty dollars ($250) per day will be assessed until the delinquent payment is made, and will become due and owing immediately. Upon the continued default exceeding more than thirty (30) days, Shrum will be entitled to exercise his state law foreclosure remedies.

          g. There shall be no prepayment penalty with respect to the New Shrum Note. In the event of a sale of the Branson Property, the proceeds, net of any commissions, taxes or other charges associated with the closing of the sale, shall be paid first in satisfaction of the New Shrum Note.

     2. Class 2 Allowed Secured Claim of SDA. The Class 2 Allowed SDA Claim is impaired under the Plan. On the Effective Date, the Allowed SDA Claim shall be treated as follows:

          a. The Reorganized Debtor shall execute a new promissory note (the "New SDA Note") in favor of SDA with an original principal balance of eight hundred eighty-four thousand dollars ($884,000).

          b. SDA shall retain its lien upon and security interest in the Branson Property and the other assets of the Debtors to the same extent and with the same validity and priority as was the case with respect to SDA's lien and security interest prior to the Petition Date.

          c. The New SDA Note shall bear interest at the rate of seven percent (7%) per annum, with an increase of one percent (1%) per annum each year until maturity. The New SDA Note shall be amortized on a 25-year schedule. Interest shall accrue on the New SDA Note for six months following the Effective Date of the Plan. Monthly payments of principal and interest shall commence on the first business day of the seventh full month following the Effective Date.

          d. The entire principal balance of the New SDA Note, together with any accrued but unpaid interest, shall be fully due and payable on the seventh
     (7th) anniversary of the Effective Date.

          e. There shall be no prepayment penalty with respect to the New SDA Note, and it may be repaid upon thirty days notice to SDA. In the event of a sale of the Branson Property, the proceeds, net of any commissions, taxes or other charges associated with the closing of the sale, shall be paid on account of the New SDA Note after payment of the New Shrum Note.

          f. The New SDA Note will be convertible into common stock of the Reorganized Debtor at the option of SDA at a price of $.43 per share for the first year following the Effective Date of the Plan. The conversion price will increase by $.10 in each subsequent year.

          g. The remainder of the SDA Allowed Claim will be satisfied by allowance of a general Unsecured Claim in favor of SDA in the amount of eight hundred thousand dollars ($800,000), which shall be treated the same as all other Class 6A Allowed Unsecured Claims.

     3. Class 3 Allowed Claims of Landow. The Class 3 Allowed Landow Claim is impaired under the Plan. On the Effective Date, the Allowed Landow Claim shall be treated as follows:

          a. Landow shall release whatever lien upon and/or security interest in and to the Assets of the Estates he may have.

          b. In full and final satisfaction of Landow's post-petition Secured Claim and pre-petition Unsecured Claim, Landow shall receive three (3) shares of New AGT Common for each one dollar ($1) of his Allowed Claims.

     4. Class 4 Allowed Claims of Scott. The Class 4 Allowed Scott Claim is impaired under the Plan. On the Effective Date, the Allowed Scott Claim shall be treated as follows:

          a. Scott shall release whatever lien upon and/or security interest in and to the Assets of the Estates he may have.

          b. In full and final satisfaction of Scott's Secured Claim and Unsecured Claim, Scott shall receive three (3) shares of New AGT Common for each one dollar ($1) of his Allowed Claims.

     5. Class 6A Allowed Unsecured Claims against AGT. Class 6A Allowed Unsecured Claims against AGT are impaired under the Plan. On the Effective Date, in full and final satisfaction of all such Claims, each holder of an Allowed Unsecured Class 6A Claim shall receive one and eighty-eight/one hundredths (1-88/100) shares of New AGT Common for each one dollar ($1) of his or her Allowed Claim.

     6. Class 6B Allowed Unsecured Claims against BSR. Class 6B Allowed Unsecured Claims against BSR are impaired under the Plan. On the Effective Date, holders of Class 6B Allowed Claims shall receive nothing under the Plan.

     7. Class 7 Allowed Interests. Class 7 Allowed Interests are impaired under the Plan. On the Effective Date, all such Interests shall be canceled and extinguished, and the holders of Class 7 Interests shall share, on a Pro Rata basis, in an aggregate distribution equal to seven percent (7%) of the New AGT Common issued by the Reorganized Debtors under the Plan.

     8. Class 8 Allowed Interests. Class 8 Allowed Interests are impaired under the Plan. On the Effective Date, all such Interests shall be canceled and extinguished, and BSR shall thereafter be dissolved in accordance with applicable state law.

                                    ARTICLE V
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     A. Unless otherwise provided in a notice setting forth those executory contracts and/or unexpired leases to be assumed by the Reorganized Debtors filed thirty (30) days prior to the Confirmation hearing, pursuant to Section 365 of the Bankruptcy Code, and subject to Confirmation, on the Effective Date the Debtors will reject all executory contracts and unexpired leases set forth on their Schedules. Any claim arising from rejection of any of the Debtors' executory contracts or unexpired leases shall be deemed to be a Class 6A or 6B Claim, as appropriate. The holder of a Claim arising from the rejection of an executory contract or unexpired lease must, prior to the Effective Date, file with the Court a Proof of Claim for any damages resulting therefrom, or be forever barred from asserting any Claim or participating as a claimant under the Plan. The Debtors reserve the right to amend, at any time prior to Confirmation, the election respecting which executory contracts and unexpired leases shall be assumed or rejected.

     B. In connection with the assumption of the contracts and leases described herein, any and all "cure" payments required under section 365(b) of the Bankruptcy Code, if any, shall be paid on the later of (a) the Effective Date, and (b) the date on which any dispute with regard to such a "cure" payment is resolved by Final Order.

     C. The Confirmation Order shall constitute an order of the Court approving the assumptions and rejections described in this Article pursuant to Section 365 of the Bankruptcy Code.

                                   ARTICLE VI
                        MEANS FOR IMPLEMENTATION OF PLAN

     1. The Debtors shall implement the Plan in the manner contemplated by Sections 1123(a)(5)(A), (B), (D), (E), (F), (G), (H) and (J) of the Bankruptcy Code.

     2. The Debtors will be authorized to execute any and all agreements necessary for the consummation of the Plan.

     3. The Debtors, or an entity designated by the Debtors in the order confirming the Plan, will serve as disbursing agent, without bond, for the purposes of all payments and distributions to be made under the Plan.

     4. To the extent necessary, the Debtor will amend its bylaws and articles of incorporation to include provisions consistent with Section 1123(a)(6) of the Bankruptcy Code.

     5. The Reorganized Debtors shall list and aggressively market the Branson Property for immediate sale at or near its fair market value. The net proceeds of any sale of the Branson Property shall be applied, first, to the New Shrum Note, second, to the New SDA Note, and, if there are any net proceeds remaining after payment of the New Shrum Note and the New SDA Note in full (together with any accrued but unpaid interest thereon), the Reorganized Debtors shall retain such funds and shall be entitled to use such funds to support the operation of its business following the Effective Date.

     6. In addition to any proceeds from the sale of the Branson Property, the Debtors shall use the Debtors' cash on hand, if any, together with the funds advanced by new investors prior to the hearing on Confirmation of the Plan to fund whatever payments must be made on the Effective Date. The Reorganized Debtor shall authorize and issue 25,000,000 shares of new common stock for distribution under the Plan. Distributions of new common stock under the Plan shall be rounded to the nearest whole number; fractional shares will not be issued.

     7. The Debtors expect to raise the bulk of the funds for future capitalization through the solicitation of investments in the Reorganized Debtors. This solicitation will occur simultaneously with the distribution of the Disclosure Statement, and will be in the form of loans. The Debtors expect to borrow up to approximately $1,000,000. Each lender will receive an administrative priority claim for funds loaned post-petition. The Debtors will then satisfy those claims through the Plan by the issuance of shares of stock in the Reorganized Debtors.

     8. All shares issued in satisfaction of these administrative claims will be subject to a voting trust, in substantially the form attached to the Disclosure Statement as Exhibit "H." The investments in the Debtor will be expressly conditioned upon the Debtors entering into an appropriate employment agreement with Dan Scott which provides for his post-confirmation employment. substantially in the form attached to the Disclosure Statement as Exhibit "D."

     9. The Debtors intend to rely upon the exemptions afforded under Section 1145 of the Bankruptcy Code and certain provisions of the federal securities laws with respect to the issuance and distribution of New AGT Common.

     10. Distributions will be made on account of Disputed Claims only after such Disputed Claims have become Allowed Claims by Final Order of the Court. On the Effective Date, the Plan Proponents will establish a reserve (the "Disputed Claims Reserve") into which the Plan Proponents will deposit shares of New AGT Common equal to the aggregate of the shares of New AGT Common that each holder of a Disputed Claim would receive as its Pro Rata share of the contemplated distribution under the Plan if such Disputed Claim were Allowed in full. To the extent any objections to such Disputed Claims result in the allowance of such Claims in amounts less than those originally asserted, the shares remaining in the Disputed Claims Reserve will be held by the Reorganized Debtors as treasury stock.

     11. Unclaimed Property will be delivered upon presentation of proper proof by the holder of an Allowed Claim entitled to such Unclaimed Property at any time up to one (1) year after such Creditor was entitled to receive such Unclaimed Property. Upon the expiration of this one-year period, such Creditor will no longer be entitled to such Unclaimed Property and all right, title, and interest in such Unclaimed Property will vest in the Reorganized Debtors. Any New AGT Common affected by this paragraph will be held by the Reorganized Debtors as treasury stock.

     12. Neither the Plan Proponents, nor any attorneys, accountants, or other professionals employed by the Plan Proponents, will have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating a plan of reorganization (including, but not limited to, the analysis and negotiations leading to the preparation of the Plan and soliciting acceptances therefor), the Disclosure Statement, or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, or regarding any distributions made pursuant to the Plan, except as expressly provided in such contract, instrument, release or other agreement or document entered into in connection with the Plan. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Plan Proponents and their respective partners, officers, directors, employees, or agents, and each professional person employed by any of them have acted in good faith through the Confirmation Date with respect to the foregoing.

                                   ARTICLE VII
                              MODIFICATION OF PLAN

     Pursuant to the provisions of Section 1127 of the Bankruptcy Code, the Plan Proponents reserve the right to modify, alter, or amend the Plan at any time before or after Confirmation.

                                  ARTICLE VIII
                            DISCHARGE AND INJUNCTION

     A. Confirmation shall bind the Debtors, all Creditors, holders of Interests and other parties in interest to the provisions of the Plan whether or not the Claim or Interest of such Creditor or holder is impaired under the Plan and whether or not such Creditor or holder of an Interest has accepted the Plan.

     B. Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, to the extent applicable, the Debtors will be discharged from any debt that arose before Confirmation, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Code whether or not a proof of the Claim based on such debt was filed or deemed filed under Section 501 of the Code, such Claim was allowed under Section 502 of the Code or the holder of such Claim accepted the Plan.

     C. Nothing contained in this Article shall limit the effect of Confirmation as described in Sections 524 and/or 1141 of the Bankruptcy Code, and, on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code.

     D. All parties shall be permanently enjoined by section 524 of the Bankruptcy Code from asserting against the Debtors any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred before Confirmation. The discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

     E. On and after the Effective Date, all parties that have held, currently hold, or may hold a Claim discharged pursuant to the terms of the Plan shall be permanently enjoined by section 524 of the Bankruptcy Code from taking any of the following actions on account of any such discharged: (a) Commencing or continuing in any manner any action or other proceeding against the Debtors; (b) Enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors; (c) Creating, perfecting, or enforcing any lien or encumbrance against the Debtors; (d) Asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtors; and (e) Commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages.

                                   ARTICLE IX
                             SUCCESSORS AND ASSIGNS

     This Plan and the provisions hereof shall be binding upon the Debtors and their successors and assigns.

                                    ARTICLE X
                            RETENTION OF JURISDICTION

     Notwithstanding Confirmation, the Court shall retain jurisdiction for all of the following purposes plus such other purposes as may be provided by the
Code:

     A. The determination of the allowability and amount of Claims;

     B. The determination of requests for payment of Claims entitled to priority under Section 507(a)(1) of the Code;

     C. The resolution of any disputes regarding the interpretation of this Plan;

     D. The implementation of the provisions of this Plan and entry of orders in aid of consummation of this Plan, including without limitation, appropriate orders to effect the provisions of this Plan;

     E. The modification of this Plan pursuant to Section 1127 of the Code;

     F.  The   resolution  of  any  disputes   regarding   pre-Confirmation   or
post-Confirmation fees payable pursuant to 28 U.S.C. section 1930(a)(6).

     G. The entry of a final decree closing this Chapter 11 case.

                                   ARTICLE XI
                     UNITED STATES TRUSTEE FEES AND REPORTS

     A. The Debtors, as debtors in possession and as reorganized debtors post-confirmation, are obligated to pay U.S. Trustee quarterly fees based upon the disbursements of the debtors and in accordance with the sliding scale set forth at 28 U.S.C. section 1930(a)(6). These fees accrue throughout the pendency of the case until entry of a final decree. U.S. Trustee fees paid prior to confirmation of a plan of reorganization will be reported in operating reports required by 11 U.S.C. sections 704(8), 1106(a)(1), 1107(a) and the United States Trustee Guidelines. All U.S. Trustee quarterly fees accrued prior to confirmation of a plan of reorganization will be paid by the Reorganized Debtors on or before the Effective Date of the Plan pursuant to 11 U.S.C. section 1129(a)(12). All U.S. Trustee fees accrued post-confirmation will be timely paid on a calendar quarter basis and reported both on post-confirmation reports required by Local Bankruptcy Rule 3020 and in post-confirmation monthly operating reports required by the U.S. Trustee Guidelines. Final fees will be paid on or before the entry of a final decree in these cases. Based upon the Debtors' disbursements during the pendency of this case, it is anticipated that the Debtors will owe the minimum U.S. Trustee fee on the proposed Effective Date of the Plan and the minimum fee for each calendar quarter thereafter until entry of a final decree.

     B. Until the entry of a final decree, the Reorganized Debtor shall file with the clerk, not later than twenty (20) days after the end of the calendar quarter which occurs after the entry of the Confirmation Order, and every six
(6) months thereafter, a report of the action taken by the Reorganized Debtor and the progress made toward consummation of the confirmed Plan. Said report shall include, at a minimum, the information required under Local Bankruptcy Rule 3020. Additionally, the Reorganized Debtor shall file post confirmation quarterly operating reports as required by the United States Trustee Guidelines,
7.2. Failure to timely file the initial and subsequent reports may constitute cause pursuant to 11 U.S.C. section 1112(b) for conversion to a case under Chapter 7 or for dismissal.

                                   ARTICLE XII
                              CONFIRMATION REQUEST

     If necessary, the Plan Proponents request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Dated:  June 29, 1999               ADVANCED GAMING TECHNOLOGY, INC.
                                    BRANSON SIGNATURE RESORTS, INC.

                                    By:      /S/
                                       DANIEL SCOTT, President